EXHIBIT 16.1

April 19, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 19, 2005, of Visant Holding Corp. and Visant Corporation and are in agreement with the statements contained in the last three paragraphs under (a)(1) on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP